                                                                    EXHIBIT 12.1


                Computation of Ratio of Earnings to Fixed Charges
                                   (Unaudited)

(In millions)

                                                   Pro Forma                 Ten-Month
                                     Pro Forma     Ten-Month                 Transition
                                    Six Months     Transition   Six Months    Period                   Fiscal Year Ended
                                      Ended       Period Ended    Ended       Ended       ------------------------------------------
                                    6/30/2003      12/31/2002   6/30/2003    12/31/2002   2/23/2002  2/24/2001  2/26/2000  2/27/1999
                                    ----------    ------------  ---------- -------------  ---------- ---------- ---------- ---------
Earnings:
(Loss) earnings before income
   taxes                            $(27.7)       $(72.6)       $(23.2)       $ (68.1)     $(102.3)   $ 22.5     $(47.5)    $ (79.5)
Fixed charges, excluding
   capitalized interest               39.0          65.2          34.5           60.7         68.5      60.4       57.4        46.8
                                    ------        ------        ------        -------      -------    ------     ------     -------
   Total (loss) earnings            $ 11.3        $ (7.4)       $ 11.3        $  (7.4)     $ (33.8)   $ 82.9     $  9.9     $ (32.7)
                                    ------        ------        ------        -------      -------    ------     ------     -------

Fixed Charges:
Interest expense                    $ 37.3        $ 62.5        $ 33.1        $  58.5      $  66.2    $ 57.9     $ 54.9     $  44.8
Capitalized interest                    --            --            --             --           --       0.3        1.5         2.1
Amortization of deferred debt
issuance costs                         1.7           2.7           1.4            2.2          2.3       2.5        2.5         2.0
                                    ------        ------        ------        -------      -------    ------     ------     -------
   Total fixed charges              $ 39.0        $ 65.2        $ 34.5        $  60.7      $  68.5    $ 60.7     $ 58.9     $  48.9
                                    ------        ------        -------       -------      -------    ------     ------     -------

Ratio of (loss) earnings to total
   fixed charges                        **            **              *             *            *       1.4          *           *
                                    ======        ======        =======       =======      =======    ======     ======     =======

* Earnings were insufficient to cover fixed charges by $23.2, $68.1, $102.3, $49.0 and $81.6 for the six months ended June 30, 2003, for the transition period ended December 31, 2002 and for the fiscal years ended February 23, 2002, February 26, 2000 and February 27, 1999, respectively.

** Pro forma earnings were insufficient to cover pro forma fixed charges by $27.7 and $72.6 for the six months ended June 30, 2003 and for the transition period ended December 31, 2002, respectively.